Exhibit 99.1

Catalonian Desalination Expanding with ERI Technology

PX Technology Replaces Legacy Pelton Wheels, Reducing Energy Consumption by 16%

SAN LEANDRO, Calif.--(BUSINESS WIRE)--November 3, 2008--Energy Recovery, Inc. (“ERI”) (NASDAQ:ERII), a global leader of ultra-high-efficiency energy recovery products and technology for desalination, announced that it was awarded the energy recovery contract for the expansion of the Tordera seawater reverse osmosis (SWRO) desalination plant near Barcelona. The production capacity of the plant will double to 55,000 m³/d (14.5 MGD) of fresh water. The Tordera plant expansion will be constructed by a consortium consisting of Spanish companies, ACCIONA AGUA, AQUALIA and FCC.

ERI will supply 60 PX-260 devices to replace outdated turbine-based energy recovery devices that are less energy efficient. With ERI’s ceramic isobaric PX technology, the plant will be able to reduce energy consumption by over 2 million kilowatt hours per year or 16%. In addition, the capacity of the plant will increase with no new high-pressure pumps. SWRO plants formerly equipped with turbines in areas such as the Caribbean, Middle East, China and Europe also have been retrofitted with PX technology and enjoyed similar savings percentages and capacity increases.

In the past few years, Barcelona and surrounding areas have been suffering from drought conditions which put restrictions on the usage of water for swimming pools, fountains and lawns. Earlier this year, the Catalonian region was importing drinking water by barge due to the severity of the situation. Although rains inundated the region recently, government utilities are investing in expanding existing capacity and building new capacity to provide reliable, secure water resources for the future.

About ERI®

Energy Recovery, Inc. (ERI) is a leading manufacturer of energy recovery devices which help make desalination affordable by significantly reducing energy consumption. ERI’s PX Pressure Exchanger® (PX®) device is a rotary positive displacement pump that recovers energy from the high pressure reject stream of SWRO systems at up to 98% efficiency with no downtime or scheduled maintenance.

The company has research, development and manufacturing facilities in the San Francisco technology corridor as well as direct sales offices and technical support centers in key desalination hubs such as Madrid, UAE, Shanghai and Florida. ERI service representatives are based in Algeria, Australia, China, India, Korea, Mexico, Taiwan and the Caribbean.

As the demand for clean, potable water increases, ERI is poised to face the global challenges ahead. For more information on ERI and PX technology, please visit our web site at www.energyrecovery.com.

Note on Forward Looking Statements

This press release includes “forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements regarding the timing of plant construction, availability of financing for new desalination plant construction, and the timing of obtaining various government approvals. Because such forward-looking statements involve risks and uncertainties, the Company's actual results may differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, cyclical nature of seawater reverse osmosis plants, delays or postponements in the construction of desalination plants, the ability of our customers to obtain other key components of a plant, delays in governmental approvals, changes in customers’ budgets for desalination plans and the timing of their purchasing decision, and other risks detailed in the Company's filings with the Securities and Exchange Commission (SEC). All forward-looking statements are made as of today, and the Company assumes no obligation to update such statements. For more details relating to the risks and uncertainties that could differ materially from those anticipated in our forward-looking statements, please refer to the Company's SEC filings, including its Form 424(b)4 Prospectus filed on July 2, 2008, and in particular, the risk factor sections of such filings.

CONTACT:
Energy Recovery Inc.
Audrey Bold, 510-483-7370